NYLIM INSTITUTIONAL FUNDS

                                STATE OF DELAWARE

                              CERTIFICATE OF TRUST

         This Certificate of Trust is filed in accordance with the provisions of the Delaware Business Trust Act (12 Del. C. Section 3801 et seq.) and sets forth the following:

         FIRST:  The name of the trust is NYLIM INSTITUTIONAL FUNDS.

         SECOND: The business address of the registered agent and registered office is 1209 Orange Street, Wilmington, Delaware 19801. The name of the registered agent of the Trust for service of process at such location is The Corporation Trust Company.

         THIRD:  This Certificate shall be effective immediately upon filing.

         FOURTH: The business trust intends to become a registered investment company under the Investment Company Act of 1940, as amended, within 180 days following the first issuance of beneficial interests.

         FIFTH: Notice is hereby given that the Trust is or may hereafter be constituted a series trust. The debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to any particular series of the Trust shall be enforceable against the assets of such series only, and not against the assets of the Trust generally.

         SIXTH: The trustee or trustees of the Trust, as set forth in its governing instrument, reserve the right to amend, alter, change, or repeal any provisions contained in this Certificate of Trust, in the manner now or hereafter prescribed by statute.

         IN WITNESS WHEREOF, the undersigned, being the sole initial trustee of the Trust, has duly executed this Certificate of Trust as of this 22nd day of February, 2001, in New York, New York. In signing this Certificate of Trust, the undersigned acknowledges that his execution of this Certificate of Trust constitutes an oath or affirmation, under penalties of perjury, that, to the best of his knowledge and belief, the facts stated herein are true.

SOLE TRUSTEE:



/s/ Brian Lee
-------------
Brian Lee, as Trustee and not individually